                                                                       EXHIBIT G


                       CAPITALIZATION OF XCEL ENERGY INC.
                         AS OF JUNE 30, 2002 (IN 000'S)


-------------------------- ------------------------ ----------------------------------------
                                                        As adjusted for events during
                                                             July and August, 2002
                                                        -------------------------------

                                June 30, 2002           Events          August 31, 2002
                                -------------           ------          ---------------
-------------------------- --------------- -------- --------------- -------------- ---------
Current Portion of Long           890,419   3.7%
     Term Debt                                                          1,041,684      4.2%
-------------------------- --------------- -------- --------------- -------------- ---------
Short Term Debt                 2,512,412   10.4%                       2,636,233     10.5%
-------------------------- --------------- -------- --------------- -------------- ---------
Long Term Debt                 12,730,838   52.6%              1,2     13,062,274     52.3%
                               ----------   -----                      ----------     -----
-------------------------- --------------- -------- --------------- -------------- ---------
TOTAL DEBT                     16,133,669   66.7%                      16,740,191     67.0%
-------------------------- --------------- -------- --------------- -------------- ---------

-------------------------- --------------- -------- --------------- -------------- ---------
TOPRS                             494,000   2.0%                          494,000      2.0%
-------------------------- --------------- -------- --------------- -------------- ---------
Preferred Stock                   105,320   0.4%                          105,320      0.4%
                               ----------   ----                          -------      ----
-------------------------- --------------- -------- --------------- -------------- ---------
TOTAL PREFERRED EQUITY            599,320   2.5%                          599,320      2.4%
-------------------------- --------------- -------- --------------- -------------- ---------

-------------------------- --------------- -------- --------------- -------------- ---------
Common Stock                    7,372,286   30.5%                3      7,561,863     30.3%
-------------------------- --------------- -------- --------------- -------------- ---------
Minority Interest                  77,628   0.3%                           86,990      0.3%
                                   ------   ----                           ------      ====
-------------------------- --------------- -------- --------------- -------------- ---------
TOTAL COMMON EQUITY             7,449,914   30.8%                       7,648,853     30.6%
-------------------------- --------------- -------- --------------- -------------- ---------

-------------------------- --------------- -------- --------------- -------------- ---------
TOTAL CAPITALIZATION           24,182,903   100.0%                     24,988,364    100.0%
                               ==========                              ==========
-------------------------- --------------- -------- --------------- -------------- ---------


1.  $185 million retail debt issue at NSP Minnesota in June
2.  Additional $450 million debt issue at NSP Minnesota in August
3.  Additional retained earnings for net income in July and August